Exhibit 23.2


      Consent of Independent Registered Accounting Firm

The Board of Directors
Werner Enterprises, Inc.:

We   consent  to  the  incorporation  by  reference  in  the
registration  statement (No. 333-       )  on  Form  S-8  of
Werner Enterprises, Inc. of our report dated January 22, 2004, with respect to the consolidated balance sheets of Werner Enterprises, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of Werner Enterprises, Inc..

/s/ KPMG LLP


Omaha, Nebraska
July 30, 2004